Exhibit 5.1

March 5, 2013

Limelight Networks, Inc.

222 South Mill Avenue, 8th Floor

Tempe, Arizona 85281

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 5, 2013 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,921,502 shares of your common stock, par value $0.001 per share (the “Shares”), subject to options currently outstanding or reserved for issuance under the 2007 Equity Incentive Plan (the “Plan”). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany each grant under the Plan, and upon completion of the actions being taken or proposed to be taken to permit such issuance and sale of the Shares, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI